EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is executed on this 17TH day of November, 2006, by and between RESOURCE AMERICA, INC., a Delaware corporation having its principal place of business at 1845 Walnut Street, Philadelphia, Pennsylvania 19103 (“RAI”), and MICHAEL S. YECIES (“Yecies”).

BACKGROUND

A. Since 1998, Yecies has been an officer of RAI and currently he serves as Senior Vice President, Chief Legal Officer and Secretary of RAI.

B. Yecies and RAI desire to formally set forth the terms, conditions and agreements regarding Yecies’ employment as Senior Vice President, Chief Legal Officer and Secretary of RAI.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants set forth herein, and intending to be legally bound hereby, RAI and Yecies hereby agree as follows:

1) Employment. During the term of this Agreement, Yecies shall be employed as a Senior Vice President, Chief Legal Officer and Secretary of RAI.

2) Duties. Yecies shall report to, and accept direction from, the Chief Executive Officer of RAI and from the Board of Directors of RAI (the “Board”). Yecies shall serve RAI diligently, competently and to the best of his abilities. Yecies shall devote substantially all of his time and attention to the business of RAI and its affiliates, and shall not undertake any other duties which conflict with these responsibilities. Yecies shall render such services as may reasonably be required of him to accomplish the business purposes of RAI, and such duties as may be assigned to him from time to time and which are appropriate for his positions at RAI.

3) Term. Yecies’s employment hereunder shall commence on the date hereof and continue in full force and effect for a period of one (1) year, unless sooner terminated in accordance with the provisions hereof (the “Term”). The Term shall automatically extend each day so that on any day that this Agreement is in effect, there shall be one (1) year remaining in the Term. Notwithstanding the foregoing, such automatic extensions shall cease upon RAI’s written notice to Yecies of its election to terminate this Agreement at the end of the one (1) year period then in effect.

4) Compensation.

a) Base Compensation. Yecies’s compensation during the Term shall be determined by the Board, subject to the next sentence and Section 4b). During the initial year of the Term, RAI shall pay to Yecies “Base Compensation” initially in an amount equal to Two Hundred Ten Thousand Dollars ($210,000.00) per annum (the “Initial Level”). Yecies’s Base Compensation will be payable in accordance with the general payroll practices by which RAI pays its executive officers, and the historical practice of RAI’s compensation of Yecies. It is understood that RAI, through the compensation committee of the Board of RAI, will review Yecies’s performance on an annual basis and increase or decrease (but in no event below the Initial Level) his Base Compensation based upon his performance.

(b) Incentive Compensation. During the Term, Yecies may receive incentive compensation in the form of cash bonus payments, stock option grants, restricted stock grants and other forms of incentive compensation, based upon Yecies’s performance.

5) Benefits.

Yecies shall be entitled to receive the following benefits from RAI:

a) Participation in Plans. Yecies shall be entitled to participate in all applicable incentive, savings, and retirement plans, practices, policies, and programs of RAI and in any group life, hospitalization or disability insurance plans, and health programs, in each case to the extent Yecies is eligible under the terms of such plans or programs.

b) Disability. Yecies shall be eligible for any short and long term disability and any life insurance plans or programs that are available to other Senior Vice Presidents of RAI in each case to the extent Yecies is eligible under the terms of such plans or programs.

c) Reimbursement of Expenses. RAI shall reimburse Yecies for all reasonable expenses incurred by Yecies in the performance of his duties, including without limitation expenses incurred during business-related travel. Yecies shall present to RAI, from time to time, an itemized account of such expenses in such form as may be required by RAI.

d) Personal Time Off. Yecies shall be entitled to a number of days of personal time off work during each calendar year which shall be no less than the amount set forth in RAI’s company policies. This includes days used for vacation, illness or other personal matters but is exclusive of such office holidays as may be designated by RAI.

6) Termination.

Anything herein contained to the contrary notwithstanding, Yecies’s employment hereunder shall terminate as a result of any of the following events:

a) Yecies’s death;

b) Termination by RAI, for Cause. “Cause” shall encompass the following: (i) Yecies has committed any act of fraud; (ii) illegal conduct or gross misconduct by Yecies, in either case that is willful and results in material and demonstrable damage to the business or reputation of RAI or any of its affiliates; (iii) Yecies is charged with a felony;

(iv) the continued failure of Yecies substantially to perform Yecies’s duties under this Agreement (other than as a result of physical or mental illness or injury), after RAI delivers to Yecies a written demand for substantial performance that specifically identifies, with reasonable opportunity to cure, the manner in which RAI believes that Yecies has not substantially performed his duties; or (v) Yecies has failed to follow reasonable written directions of RAI which are consistent with his duties hereunder and not in violation of applicable law, provided Yecies shall have ten business days after written notice to cure such failure;

c) Termination by RAI without Cause, upon thirty (30) days prior written notice to Yecies;

d) Yecies becomes disabled by reason of physical or mental disability for more than one hundred eighty (180) days in the aggregate or a period of ninety (90) consecutive days during any 365-day period and the Board determines, in good faith and in writing, that Yecies, by reason of such physical or mental disability, is rendered unable to perform his duties and services hereunder (a “Disability”). A termination of Yecies’s employment by RAI for Disability shall be communicated to Yecies by written notice, and shall be effective on the thirtieth (30th) day after receipt of such notice by Yecies (the “Disability Effective Date”), unless Yecies returns to full-time performance of his duties before the Disability Effective Date.

e) A termination by Yecies for Good Reason upon thirty (30) days’ prior written notice to RAI. “Good Reason” shall mean: (i) any action by RAI that results in a material diminution in Yecies’s position, authority, duties, or responsibilities, other than an isolated, insubstantial, and inadvertent action that is not taken in bad faith and is remedied by RAI promptly after receipt of notice thereof from Yecies; (ii) any purported termination of Yecies’s employment by RAI for a reason or in a manner not expressly permitted by this Agreement; (iii) any failure by RAI to comply with Section 11(c) of this Agreement; or (iv) any other substantial breach of this Agreement by RAI that either is not taken in good faith or is not remedied by RAI promptly after receipt of notice thereof from Yecies; provided, however, that termination by Yecies for Good Reason shall be effective only if such failure has not been cured within thirty (30) days after notice of such failure has been given to RAI. Except as provided in the following sentence, a termination of employment by Yecies for Good Reason shall be effectuated by giving RAI written notice of the termination within two (2) months of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of RAI that constitutes Good Reason and the specific provision(s) of this Agreement on which Yecies relies. In the event of a Change of Control, Yecies may terminate his employment by providing such written notice to RAI for a period of time commencing on the date such Change of Control occurs and ending on the date six (6) months thereafter.

f) A termination by Yecies following a Change of Control (as defined below) of RAI.

(g) Termination by Yecies for any reason other than those set forth in Section 6(e) (other than by such Yecies’s death or disability) upon 180 day’s prior written notice to RAI.

(h) The “Date of Termination” means the date of Yecies’s death, the Disability Effective Date, the date on which the termination of Yecies’s employment by RAI for Cause or without Cause or by Yecies for Good Reason is effective, or the date on which Yecies gives RAI notice of a termination of employment without Good Reason, as the case may be.

(i) A “Change in Control” means the occurrence of any of the following events:

(1) RAI’s shareholders approve (or, in the event no approval of RAI’s shareholders is required, RAI consummates) a merger, consolidation, share exchange, division or other reorganization or transaction of RAI (a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction which would result in the voting securities of RAI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting power immediately after such Fundamental Transaction of (i) RAI’s outstanding securities, (ii) the surviving entity’s outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division;

(2) the shareholders of RAI approve a plan of complete, liquidation or winding-up of RAI or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of RAI’s assets;

(3) during any period of twenty-four consecutive months, less than one-third of the individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by RAI’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were directors at the beginning of such period) are on the Board at the end of such period.

(4)  neither Edward E. Cohen nor Jonathan Cohen are on the Board; or

(5)  Jonathan Cohen is no longer Chief Executive Officer of the Company.

7.  Effect of Termination.

(a) Death. If Yecies’s employment is terminated by reason of Yecies’s death during the Term, RAI shall pay to Yecies’s designated beneficiaries (or, if there is no such beneficiary, to Yecies’s estate or legal representative), in a lump sum in cash within sixty (60) days after the Date of Termination, the sum of the following amounts: (1) any portion of Yecies’s Base Compensation through the Date of Termination that has been earned but not yet been paid; (2) any accrued but unpaid vacation pay through the Date of Termination; (3) an amount equal to one (1) year’s Base Compensation as of the Date of Termination; and (4) an amount equal to the value of all compensation (excluding stock option grants) received by Yecies pursuant to Section 4(b) during the prior year ending on the Date of Termination. In the event of termination under this Section 7(a), all other benefits, payments or compensation to be provided to Yecies hereunder shall terminate and Yecies’s rights in any stock option or incentive plans shall be governed solely by the terms of the applicable plan and grant.

(b) Disability. Upon the termination of Yecies’s employment pursuant to Section 6(d) hereof due to Yecies’s disability, Yecies shall be entitled to receive his Base Compensation and any incentive compensation (excluding stock option grants) pursuant to Section 4(b) until the expiration of the Term, payable on the dates Yecies would have been paid if he was still working for RAI. If Yecies is terminated by reason of Disability, Yecies shall assign to RAI any benefits received on account of RAI provided disability insurance for the period in which he is receiving payments pursuant to this Section 7(b).

(c) By RAI for Cause; By Yecies Other than for Good Reason. If Yecies’s employment is terminated by RAI for Cause during the Term, RAI shall pay Yecies his Base Compensation through the Date of Termination to the extent earned but not yet paid. If Yecies voluntarily terminates employment during the Term, other than for Good Reason, RAI shall pay Yecies his Base Compensation through the Date of Termination to the extent earned but not yet paid. In the event of termination under this Section 7(c), all other benefits, payments or compensation to be provided to Yecies hereunder shall terminate and the rights of Yecies in any stock option or incentive plans shall be governed solely by the terms of the applicable plan and grant.

(d) By RAI Other than for Cause, Death or Disability; by Yecies for Good Reason. If, during the Term, RAI terminates Yecies’s employment, other than for Cause, Death or Disability, or Yecies terminates employment for Good Reason, RAI shall pay to Yecies amounts equal to Base Compensation as set forth in Section 4(a) as if he had remained employed by the Company pursuant to this Agreement, for a period of one year, payable at the time when the same would have become due and payable if such termination had not occurred. The payments and benefits provided pursuant to this Section 7(d) are intended as liquidated damages for a termination of Yecies’s employment by RAI other than for Cause or for the actions of RAI leading to a termination of Yecies’s employment by Yecies for Good Reason, and shall be the sole and exclusive remedy therefor.

(e) Following a Change of Control. If, during the Term, Yecies terminates his employment following a Change of Control, or Yecies’s employment is terminated by RAI’s successor following a Change of Control, RAI shall pay to Yecies amounts equal to compensation and benefits as set forth in Sections 4 and 5 as if he had remained employed by the Company pursuant to this Agreement, through the end of the Term, payable at the time when the same would have become due and payable if such termination had not occurred. The incentive compensation paid to Yecies pursuant to the foregoing sentence shall be an amount which is not less than the amount of incentive compensation (excluding stock option grants) Yecies received in the year immediately prior to the Date of Termination. In the addition to the foregoing, any restricted stock of RAI or its affiliates outstanding on the Date of Termination shall be fully vested as of the Date of Termination and all options outstanding on the Date of Termination shall be fully vested and exercisable in accordance with the terms of the applicable plan and grant. The payments and benefits provided pursuant to this Section 7(e) are intended as liquidated damages for a termination of Yecies’s employment by RAI other than for Cause or for the actions of RAI leading to a termination of Yecies’s employment by Yecies for Good Reason, and shall be the sole and exclusive remedy therefor.

8. Confidential Information. All confidential information or trade secrets which Yecies may obtain during the period of employment relating to the business of RAI and its affiliates shall not be published, disclosed, or made accessible by him to any other person, firm, or corporation except in the business and for the benefit of RAI and its affiliates. The provisions of this Section 8 shall survive the termination of this Agreement, but shall not apply to any information which is or becomes publicly available otherwise than by any breach of this Section 8.

9.  Covenant Not to Solicit. Yecies shall not, during the Term and for a period ending on the date one (1) year from the Date of Termination, directly or indirectly through another person or entity (i) induce or attempt to induce any officer or employee of RAI or its affiliates to leave the employ of RAI or such affiliate, or in any way interfere with the relationship between RAI and any of its affiliates and any officer or employee thereof, (ii) hire any person who was an officer or employee of RAI or any of its affiliates within 180 days after such person ceased to be an officer or employee of RAI or any of its affiliates or (iii) induce or attempt to induce any customer, supplier, vendor, licensee, issuer, originator, investor or other business relation of RAI or any of its affiliates to cease doing business with RAI or such affiliate or in any way interfere with the relationship between any such customer, supplier, vendor, licensee, issuer, originator, investor or business relation and RAI or any of its affiliates.

10.  Remedies in Case of Breach of Certain Covenants or Termination. RAI and Yecies agree that the damages that may result to RAI from misappropriation of confidential information or solicitation as prohibited by Sections 8 and 9 could be estimated only by conjecture and not by any accurate standard, and, therefore, any breach by Yecies of the provisions of such Sections, in addition to giving rise to monetary damages, will be enjoined.

11.  Assignment.

(a) This Agreement is personal to Yecies and, without the prior written consent of RAI, shall not be assignable by Yecies. This Agreement shall inure to the benefit of and be enforceable by Yecies’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon RAI and its successors and assigns, and RAI may assign this Agreement to any company in which RAI has an interest. Yecies acknowledges and agrees that, if this Agreement is assigned pursuant to the previous sentence, he will also, if requested by any affiliate of RAI perform the reasonable duties of a vice president of finance of any such affiliate.

(c) RAI shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of RAI expressly to assume and agree to perform this Agreement in the same manner and to the same extent that RAI would have been required to perform it if no such succession had taken place. As used in this Agreement, “RAI” shall mean both RAI as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

12.  Miscellaneous.

(a) Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect such validity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision(s) had never been contained herein, provided that such invalid, illegal or unenforceable provision(s) shall first be curtailed, limited or eliminated only to the extent necessary to remove such invalidity, illegality or unenforceability with respect to the applicable law as it shall then be applied.

(b) Modification of Agreement. This Agreement shall not be modified by any oral agreement, either expressed or implied, and all modifications thereof shall be in writing and signed by the parties hereto.

(c) Waiver. The waiver of any right under this Agreement by any of the parties hereto shall not be construed as a waiver of the same right at a future time or as a waiver of any other rights under this Agreement.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving affect to the principles of conflicts of laws.

(e) Notices. Any notice to be given pursuant to this Agreement shall be sufficient if in writing and mailed by certified or registered mail, postage-prepaid, to the addresses listed below, or to such other address as either party may notify the other of in accordance with this Section.

If to RAI:

Resource America, Inc.
1845 Walnut Street
Suite 1000
Philadelphia, PA 19103
Attn: Michael S. Yecies

If to Yecies:

Michael S. Yecies
1845 Walnut Street
Suite 1000
Philadelphia, PA 19103

(f) Duplicate Originals and Counterparts. This Agreement may be executed in any number of duplicate originals or counterparts or facsimile counterparts, each of such duplicate original or counterpart or facsimile counterpart shall be deemed to be an original and all taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this Agreement as of the date first above written.

RESOURCE AMERICA, INC.

By:____________________________
Name:
Title:

MICHAEL S. YECIES

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